Exhibit 10.13

BANDWIDTH.COM, INC.

900 Main Campus Drive, Suite 400

Raleigh, North Carolina 27606

November 30, 2016

Republic Wireless, Inc.

900 Main Campus Drive, Suite 400

Raleigh, North Carolina 27606

Attention: Legal Department

Re: Facilities Sharing Agreement.

Ladies and Gentlemen:

Bandwidth.com, Inc., a Delaware corporation (“Bandwidth or “Provider”), has, or will shortly, effect the spin-off (the “Spin-off”) of Republic Wireless, Inc., a Delaware corporation (“Republic Wireless”), by means of a stock dividend to the holders of Bandwidth’s Class A Voting Common Stock, Class B Non-Voting Common Stock and Series A Convertible Preferred Stock. To that end, Bandwidth and Republic Wireless have entered into a Reorganization Agreement, dated as of November 30, 2016 (the “Reorganization Agreement”), pursuant to which various assets and businesses of Bandwidth have been, or will be, transferred to Republic Wireless.

As you are aware, Bandwidth is the lessee and/or sublessee of certain space located at 900 Main Campus Drive, Raleigh, North Carolina (the “900 Main Campus Premises”) and 940 Main Campus Drive, Raleigh, North Carolina (the “940 Main Campus Premises” and, collectively with the 900 Main Campus Premises, the “Premises”) pursuant to the Office Lease, dated as of January 22, 2013 (as amended, the “Office Lease”). Republic Wireless desires to occupy and use a portion of such office and parking facilities within the Premises following the Spin-off. Bandwidth is amenable to such a sharing arrangement, on the terms and subject to the conditions set forth in this Agreement. For clarity, this Agreement (as defined below) is subject to and subordinate to the Office Lease; all applicable terms and conditions of the Office Lease are incorporated into and made a part of this Agreement.

As you are also aware, in connection with the Spin-off, Bandwidth and Republic Wireless have entered into a Transition Services Agreement, dated November 30, 2016 (the “Transition Services Agreement”), pursuant to which Bandwidth will provide to Republic Wireless the services described therein on the terms set forth therein from and after the date of the Spin-off (the “Spin-off Effective Date”).

Based on the premises and the mutual agreements of the parties, and for other good and valuable consideration the receipt of which is hereby acknowledged, Republic Wireless and Bandwidth hereby agree as follows:

Section 1. Use of Facilities. The Shared Facilities consist of: (A) through and until the date that the 940 Main Campus Premises are available to Bandwidth pursuant to the Office Lease, which Bandwidth does not anticipate to be any later than March 31, 2017, 30,055 square feet, and (B) from and after the date that the 940 Main Campus Premises are available to Bandwidth pursuant to the Office Lease, 33,568 square feet, in the aggregate, each consisting of space for staff and common areas, including the main reception area, conference facilities, hallways, stairways, restrooms, kitchenettes, the employee cafeteria, the fitness area and parking facilities (collectively, the “Shared Facilities Space”), located within the Premises.

Section 2. Sharing Fee. Republic Wireless will pay to Bandwidth a monthly fee (the “Sharing Fee”), by wire or intrabank transfer of funds or in such other manner as may be agreed upon by the parties, in advance on or before the first business day of each calendar month beginning with the first full calendar month following the date of the Spin-off, equal to (1) through and until the date that Republic Wireless occupies the 940 Main Campus Premises, (A) $46,753.13 for the month commencing on December 1, 2016; (B) $46,905.45 for the month commencing on January 1, 2017 and each calendar month thereafter (or pro rated if less than a complete calendar month); and (2) each calendar month thereafter, the sum of (A) the monthly amounts set forth in the following table, which each is based upon the fair market rental rate per square foot, including parking facilities, for space comparable to the Shared Facilities in Raleigh, North Carolina, plus (B) one-twelfth (or pro rated if less than a complete calendar month) the Annual Allocation Expense (as defined below):

Month	Monthly Amount Due
1 - 3	See amounts prior to date that Republic Wireless occupies the 940 Main Campus Premises
4 - 6	$0.00
7 - 15	$69,101.67
16 - 27	$70,640.20
28 - 39	$72,178.73
40 - 51	$73,773.21
52 - 66	$75,395.67

The foregoing amounts do not include charges for expenses related to the use of the Shared Facilities, including, but not limited to, utilities, security and janitorial services, office equipment rent, office supplies, use of the cafeteria facilities onsite at the Shared Facilities, maintenance and repairs, telephone, satellite, video and information technology (including network maintenance and data storage, computer and telephone support and maintenance, and management and information systems (servers, hardware and related software)) (“Allocations”). With respect to each calendar year during the term of this facilities sharing agreement (this “Agreement”), Republic Wireless shall reimburse Bandwidth in an amount (the “Annual Allocation Expense”) equal to the product of (x) the aggregate amount of the estimated Allocations for such year, as determined in good faith by Bandwidth and notified to Republic Wireless prior to the commencement of such calendar year, and (y) the Facilities Percentage (as defined below) applicable to such calendar year; provided that, if the Facilities Percentage changes during any calendar year, the Annual Allocation Expense applicable to such calendar year shall be adjusted accordingly.

The “Facilities Percentage” is the percentage equal to (i) the Shared Facilities Space, divided by (ii) the aggregate square feet subject to the Office Lease. The initial Facilities Percentage will be determined by the Provider on or prior to the distribution date of the Spin-off, and Provider and Republic Wireless will review and evaluate the Facilities Percentage for reasonableness semiannually during the Term and will negotiate in good faith to reach agreement on any appropriate adjustments to the Facilities Percentage. Based on such review and evaluation, Provider and Republic Wireless will agree on the appropriate effective date (which may be retroactive) of any such adjustment to the Facilities Percentage.

Provider and Republic Wireless will also review and evaluate the Annual Allocation Expense for reasonableness semi-annually during the term of this Agreement, and will negotiate in good faith to reach agreement on any appropriate adjustments to the Annual Allocation Expense based on such review and evaluation.

The terms and conditions of this Section 2 will survive the expiration or earlier termination of this Agreement.

Section 3. Term.

(i) The term of this Agreement will commence on the Spin-off Effective Date and will continue until May 30, 2022 (the “Term”). This Agreement is subject to termination prior to the end of the Term in accordance with Section 3(ii).

(ii) This Agreement will be terminated prior to the expiration of the Term in the following events:

•	Concurrently with the termination of the Office Lease;

•	immediately upon written notice (or any time specified in such notice) by Bandwidth to Republic Wireless if Republic Wireless shall default in the performance of any of its material obligations hereunder and such default shall remain unremedied for a period of 30 days after written notice thereof is given by Bandwidth to Republic Wireless;

•	upon one hundred eighty (180) days’ prior written notice by Bandwidth to Republic Wireless if a Change in Control or Bankruptcy Event occurs with respect to Republic Wireless; or

•	upon one hundred eighty (180) days’ prior written notice by Republic Wireless to Bandwidth if a Change in Control or Bankruptcy Event occurs with respect to Bandwidth.

For purposes of this Section 3(ii), a “Change in Control” will be deemed to have occurred with respect to any natural person, corporation, limited liability corporation, partnership, trust, unincorporated organization, association, governmental authority, or other entity (a “Person”) if a merger, consolidation, binding share exchange, acquisition, or similar transaction (each, a “Transaction”), or series of related Transactions, involving such Person occurs as a result of which the voting power of all voting securities of such Person outstanding immediately prior thereto represent (either by remaining outstanding or being converted into voting securities of the surviving entity) less than 75% of the voting power of such Person or the surviving entity of the Transaction outstanding immediately after such Transaction (or if such Person or the surviving entity after giving effect to such Transaction is a subsidiary of the issuer of securities in such Transaction, then the voting power of all voting securities of such Person outstanding immediately prior to such Transaction represent (by being converted into voting securities of such issuer) less than 75% of the voting power of the issuer outstanding immediately after such Transaction).

For purposes of this Section 3(ii), a “Bankruptcy Event” will be deemed to have occurred with respect to a Person upon such Person’s insolvency, general assignment for the benefit of creditors, such Person’s voluntary commencement of any case, proceeding, or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution, or consolidation of such Person’s debts under any law relating to bankruptcy, insolvency, or reorganization, or relief of debtors, or seeking appointment of a receiver, trustee, custodian, or other similar official for such Person or for all or any substantial part of such Person’s assets (each, a “Bankruptcy Proceeding”), or the involuntary filing against such Person of any Bankruptcy Proceeding that is not stayed within 60 days after such filing.

Section 4. Miscellaneous.

(i) Entire Agreement; Severability. This Agreement, the Transition Services Agreement, the Reorganization Agreement and the Tax Sharing Agreement between Bandwidth and Republic Wireless, dated as of November 30, 2016, constitute the entire agreement among the parties hereto or thereto, as applicable with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to such subject matter. It is the intention of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability of any provision hereof (or the modification of any provision hereof to conform with such laws or public policies, as provided in the next sentence) will not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision is determined to be invalid or unenforceable either in whole or in part, this Agreement will be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions and to alter the balance of this Agreement in order to render the same valid and enforceable, consistent (to the fullest extent possible) with the intent and purposes hereof. If the cost of any service to be provided to Republic Wireless under the Transition Services Agreement is included in the Annual Allocation Expense payable hereunder, then the cost of such service shall not also be payable by Republic Wireless under the Transition Services Agreement.

(ii) Notices. All notices and communications hereunder will be in writing and will be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by confirmed facsimile, addressed as follows:

if to Bandwidth:	Bandwidth.com, Inc.
900 Main Campus Drive, Suite 400 Raleigh, NC 27606 Attention: Legal Department Fax: 919.239.9903

if to Republic Wireless:	Republic Wireless, Inc.
900 Main Campus Drive, Suite 500
Raleigh, NC 27606
Attention: Legal Department Fax: 919.670.3115

or to such other address (or to the attention of such other person) as the parties may hereafter designate in writing. All such notices and communications will be deemed to have been given on the date of delivery if sent by facsimile or personal delivery, or the third day after the mailing thereof, except that any notice of a change of address will be deemed to have been given only when actually received.

(iii) Governing Law. This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of North Carolina applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

(iv) No Third-Party Rights. Nothing expressed or referred to in this Agreement is intended or will be construed to give any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.

(v) Assignment. This Agreement will inure to the benefit of and be binding on the parties to this Agreement and their respective legal representatives, successors and permitted assigns. Except as expressly contemplated hereby, this Agreement, and the obligations arising hereunder, may not be assigned by either party to this Agreement, provided, however, that Bandwidth and Republic Wireless may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve the assignor of its obligations hereunder.

(vi) Amendment. Any amendment, modification or supplement of or to any term or condition of this Agreement will be effective only if in writing and signed by both parties hereto.

(vii) Further Actions. The parties will execute and deliver all documents, provide all information, and take or forbear from all actions that may be necessary or appropriate to achieve the purposes of this Agreement.

(viii) Force Majeure. Neither party will be liable to the other party with respect to any nonperformance or delay in performance of its obligations under this Agreement to the extent such failure or delay is due to any action or claims by any third party, labor dispute, labor strike, weather conditions or any cause beyond a party’s reasonable control. Each party agrees that it will use all commercially reasonable efforts to continue to perform its obligations under this Agreement, to resume performance of its obligations under this Agreement, and to minimize any delay in performance of its obligations under this Agreement notwithstanding the occurrence of any such event beyond such party’s reasonable control.

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If the foregoing meets with your approval, kindly execute below and return a copy to the undersigned.

Very truly yours,

BANDWIDTH.COM, INC.

By:	/s/ David A. Morken
Name: David A. Morken
Title: Chief Executive Officer

Accepted and agreed:

REPUBLIC WIRELESS, INC.

By:	/s/ Chris Chuang
Name: Chris Chuang
Title: Chief Executive Officer

Acknowledged and consented to pursuant to the terms and conditions of the Office Lease, dated as of January 22, 2013, as amended:

VENTURE CENTER, LLC

By:	/s/ Theresa Ranck
Name: Theresa Ranck
Title: Vice President

BANDWIDTH.COM, INC.

900 Main Campus Drive, Suite 400

Raleigh, North Carolina 27606

June       , 2017

Republic Wireless, Inc.

900 Main Campus Drive, Suite 400

Raleigh, North Carolina 27606

Attention: Legal Department

Re:	Amendment to Facilities Sharing Agreement (the “Amendment”)

Ladies and Gentlemen:

Bandwidth.com, Inc., a Delaware corporation (“Bandwidth or “Provider”) and Republic Wireless, Inc., a Delaware corporation (“Republic Wireless”) are parties to a Facilities Sharing Agreement, dated as of November 30, 2016 (the “Facilities Sharing Agreement”). Pursuant to Section 4(vi) of the Facilities Sharing Agreement, Bandwidth and Republic Wireless may amend the Facilities Sharing Agreement in writing from time to time. Each of Bandwidth and Republic Wireless wish to amend the Facilities Sharing Agreement as provided in this Amendment. Capitalized terms not otherwise defined in this Amendment will be as defined in the Facilities Sharing Agreement.

A. Section 1of the Facilities Sharing Agreement is hereby deleted and the following is inserted in lieu thereof:

Section 1. Use of Facilities. The Shared Facilities consist of: (A) through and until the date that the 940 Main Campus Premises are available to Bandwidth pursuant to the Office Lease, which occurred on or about April 13, 2017, 30,055 square feet, and (B) from and after the date that the 940 Main Campus Premises are available to Bandwidth pursuant to the Office Lease, 40,657 square feet, in the aggregate, each consisting of space for staff and common areas, including the main reception area, conference facilities, hallways, stairways, restrooms, kitchenettes, the employee cafeteria, the fitness area and parking facilities (collectively, the “Shared Facilities Space”), located within the Premises.

B. The first paragraph (inclusive of the table concluding the first paragraph) of Section 2 of the Facilities Sharing Agreement is hereby deleted and the following is inserted in lieu thereof:

Section 2. Sharing Fee. Republic Wireless will pay to Bandwidth a monthly fee (the “Sharing Fee”), by wire or intrabank transfer of funds or in such other manner as may be agreed upon by the parties, in advance on or before the first business day of each calendar month beginning with the first full calendar month following the date of the Spin-off, equal to (1) through and until the date that Republic Wireless occupies the 940 Main Campus Premises, (A) $46,753.13 for the month commencing on December 1, 2016; and (B) $46,905.45 for the month commencing on January 1, 2017 and each calendar month thereafter (or pro rated if less than a complete calendar month if Republic Wireless occupies the 940 Main Campus on any date other than the first calendar day of a month); and (2) each calendar month thereafter, the sum of (A) the monthly amounts set forth in the following table (or pro rated if less than a complete calendar month if Republic Wireless occupies the 940 Main Campus on any date other than the first calendar day of a month), which each is based upon the fair market rental rate per square foot, including parking facilities, for space comparable to the Shared Facilities in Raleigh, North Carolina, plus (B) one-twelfth (or pro rated if less than a complete calendar month) the Annual Allocation Expense (as defined below):

Month	Monthly Amount Due
1 – 4	See amounts prior to date that Republic Wireless occupies the 940 Main Campus Premises
5	$32,026.08
6 – 7	$0.00
8	$41,842.83
9 – 16	$83,685.66
17	$84,617.38
18 – 28	$85,549.10
29	$86,480.83
30 – 40	$87,412.55
41	$88,378.15
42 – 52	$89,343.76
53	$90,326.30
54 – 67	$91,308.85
68	$45,654.42

C.Section 3(i) of the Facilities Sharing Agreement is hereby deleted and the following is inserted in lieu thereof:

(i) The term of this Agreement will commence on the Spin-off Effective Date and will continue until July 13, 2022 (the “Term”). This Agreement is subject to termination prior to the end of the Term in accordance with Section 3(ii).

D. This Amendment does not supersede the terms and conditions of the Facilities Sharing Agreement, except to the extent expressly described herein.

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If the foregoing meets with your approval, kindly execute below and return a copy to the undersigned.

Very truly yours,

BANDWIDTH.COM, INC.

By:	/s/ David A. Morken
Name: David A. Morken
Title: Chief Executive Officer

Accepted and agreed:

REPUBLIC WIRELESS, INC.

By:	/s/ Chris Chuang
Name: Chris Chuang
Title: Chief Executive Officer

Acknowledged and consented to pursuant to the terms and conditions of the Office Lease, dated as of January 22, 2013, as amended:

VENTURE CENTER, LLC

By:	/s/ Theresa Ranck
Name: Theresa Ranck
Title: Vice President

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